Exhibit 12.1
Tevecap S.A.

Computation of Earnings to Fixed Charges

                                                     For the six months
                                                       ended June 30,               For the year ended December 31,
                                                       2004      2003       2003       2002       2001       2000      1999
                                                     -----------------------------------------------------------------------
Ratio of earnings to fixed charges                        --        --         --         --         --         --      4.35

                                                                          In thousands of U.S. Dollars

(Loss) income before income taxes, equity in
(income) losses of affiliates and minority interest   (8,136)   (2,966)   (24,120)   (64,936)   (73,726)   (31,342)   74,436

Addback:

Fixed charges (consisting of interest expense)        10,470     8,653     18,135     16,941     37,849     45,069    22,254
                                                     -----------------------------------------------------------------------
Adjusted earnings (losses)                             2,334     5,687     (5,985)   (47,995)   (35,877)    13,727    96,690
                                                     =======================================================================
Earnings in deficit of fixed charges                   8,136     2,966     24,120     64,936     73,726     31,342        --
                                                     =======================================================================

Fixed charges represent interest expense. Earnings represent (Loss) income before income taxes, equity in (income) losses of affiliates and minority interest plus fixed charges